EXHIBIT 3.1

CERTIFICATE OF MERGER

OF

WORLDWIDE SPECIALTY CHEMICALS INC.,

A DELAWARE CORPORATION

WITH AND INTO

LUX AMBER, CORP.,

A NEVADA CORPORATION

Under Section 252

of the General Corporation Law

of the State of Delaware

Pursuant to Section 252 of the General Corporation Law of the State of Delaware (the “DGCL”), Worldwide Specialty Chemicals Inc., a Delaware corporation (the “Company”), in connection with the merger (the “Merger”) of the Company with and into Lux Amber, Corp., a Nevada corporation (the “Surviving Corporation”), hereby certifies as follows:

FIRST. The names and states of organization of the constituent entities to the Merger (the “Constituent Entities”) are:

Name	State of Organization

Worldwide Specialty Chemicals Inc.	Delaware

Lux Amber, Corp.	Nevada

SECOND. An Agreement and Plan of Merger, dated as of March 23, 2020 (the “Merger Agreement”), by and between the Company and the Surviving Corporation has been approved, adopted, certified, executed and acknowledged by each of the Constituent Entities in accordance with Section 252 of the DGCL.

THIRD. The Surviving Corporation shall be the surviving entity in the Merger. The articles of incorporation of the Surviving Corporation shall be its articles of incorporation.

FOURTH. The Merger shall become effective on the date of the filing of this Certificate of Merger with the Secretary of State of Delaware.

FIFTH. An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation, the surviving entity of the Merger, at 145 Rose Lane, Suite 102, Frisco, Texas 75036.

SIXTH. A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Company and any shareholder of the Surviving Corporation.

SEVENTH. The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the Company arising from the Merger, or any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or proceeding. The Secretary of State of Delaware shall mail any such process to the Surviving Corporation at 145 Rose Lane, Suite 102, Frisco, Texas 75036.

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IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger as of the 23 day of March, 2020.

Company: Worldwide Specialty Chemicals Inc., a Delaware corporation

By:
E. Thomas Layton, Chairman & CEO

Surviving Corporation: Lux Amber, Corp., a Nevada corporation

By:
Yullia Baranets, CEO

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